Exhibit (d)(13)

Form of Amendment to Investment Advisory Agreement

This Amendment to the Investment Advisory Agreement (this “Amendment”), dated December 10, 2012, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and ALPS Advisors, Inc. (the “Adviser”).

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated September 10, 2012 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of December 10, 2012, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	ALPS ADVISORS, INC.

By:	By:
Name:	Name:
Title:	Title:

Appendix A

VelocityShares Tail Risk Hedged Large Cap ETF

VelocityShares Volatility Hedged Large Cap ETF Large Cap Index ETF

VelocityShares Emerging Markets DR ETF

VelocityShares Russia Select DR ETF

VelocityShares Emerging Asia DR ETF